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                                                                    EXHIBIT 12.1

                        AMERICAN HEALTH PROPERTIES, INC.

     STATEMENT REGARDING COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                     THREE MONTHS
                                    ENDED MARCH 31,
                                         1997          1996      1995      1994       1993      1992
                                    ---------------    ----      ----      ----       ----      ----
CONSOLIDATED EARNINGS
  Net Income (Loss)...............     $(10,967)      $44,379   $42,381   $ 9,693    $50,987   $(6,317)
                                       --------       -------   -------   -------    -------   -------
  Add (Deduct):
     Interest Expense.............        6,107        21,842    27,057    26,101     27,269    29,777
     Interest Element of
       Rentals....................           19            75        70        59         57        57
     Extraordinary Loss on Debt
       Prepayment.................       11,427            --        --        --         --        --
                                       --------       -------   -------   -------    -------   -------
          Consolidated Earnings...     $  6,586       $66,296   $69,508   $35,853    $78,313   $23,517
                                       ========       =======   =======   =======    =======   =======
CONSOLIDATED FIXED CHARGES
  Interest Expense................        6,107       $21,842   $27,057   $26,101    $27,269   $29,777
  Capitalized Interest............          107           895       198       883        577       872
  Interest Element of Rentals.....           19            75        70        59         57        57
                                       --------       -------   -------   -------    -------   -------
          Consolidated Fixed
            Charges...............     $  6,233       $22,812   $27,325   $27,043    $27,903   $30,706
                                       ========       =======   =======   =======    =======   =======
RATIO OF EARNINGS TO FIXED
  CHARGES.........................         1.06(a)       2.91      2.54      1.33(b)    2.81        (c)
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(a) Decrease in ratio was primarily due to an $11 million impairment loss on
    Psychiatric Group real estate investments and other notes receivable.

(b) Decrease in ratio was primarily due to a $30 million write-down of Psychiatric Group real estate investments.

(c) Earnings did not cover fixed charges by $7.2 million primarily due to a $45 million write-down of Psychiatric Group real estate investments.